FCPT Appoints Michael Friedland To the Board of Directors

Mill Valley, Calif. —(BUSINESS WIRE)— Four Corners Property Trust (NYSE:FCPT), a real estate investment trust primarily engaged in the ownership of high-quality, net-leased restaurant and retail properties (“FCPT” or the “Company”), announced today that Michael Friedland has been appointed to the Company’s Board of Directors (the “Board”), effective April 1, 2026.

Bill Lenehan, CEO of FCPT, said, “I’m thrilled to announce that Michael Friedland is joining our Board. He has over thirty years of knowledge in real estate finance and corporate credit underwriting, and over twenty years of executive leadership, including advising on FCPT’s fortress balance sheet.”

Mr. Friedland has extensive experience in corporate and real estate finance, banking, risk and credit, investment grade and leveraged syndicated finance and credit restructuring and most recently served as Vice Chair of Global Corporate Banking at JPMorgan Chase Bank, N.A. (“JPM”) until his retirement in March 2026. Mr. Friedland worked at JPM for over 30 years. Mr. Friedland started at JPM in 1994 as a Managing Director in the Syndicated and Leveraged Finance Group, in which role he was responsible for capital markets and distribution. Mr. Friedland was the Head of the Real Estate Special Credits and Workout Group from 2010 to 2012. Mr. Friedland was promoted to Group Manager of Global Corporate Banking-Real Estate in 2012, in which role he was responsible for broad-based client coverage of a range of public and private real estate companies, and was subsequently promoted to Vice Chair of Global Corporate Banking in 2022. Prior to JPM, Mr. Friedland held various roles within real estate banking coverage in the New York metropolitan area, including real estate special credits during the S&L crisis. Mr. Friedland started his career at Bankers Trust Corporation as a member of the Real Estate Industries Team. Mr. Friedland holds an M.B.A. in Finance from New York University and a B.A., cum laude, from Tufts University.

About FCPT

FCPT, headquartered in Mill Valley, CA, is a real estate investment trust primarily engaged in the ownership, acquisition and leasing of restaurant and retail properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a net basis, for use in the restaurant and retail industries. Additional information about FCPT can be found on the website at www.fcpt.com.

Four Corners Property Trust:
Bill Lenehan, 415-965-8031
CEO

Patrick Wernig, 415-965-8038
CFO